Exhibit 15.01


ERNST & YOUNG LLP
5 Times Square
New York, New York 10036
Phone 212 773-3000


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
Volt Information Sciences, Inc.

We have reviewed the condensed consolidated balance sheet of Volt Information Sciences, Inc. and subsidiaries as of July 29, 2007, and the related condensed consolidated statements of operations for the three-month and nine-month periods ended July 29, 2007 and July 30, 2006 and the condensed consolidated statements of cash flows for the nine-month periods ended July 29, 2007 and July 30, 2006. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Volt Information Sciences, Inc. and subsidiaries as of October 29, 2006, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the year then ended, not presented herein; and in our report dated January 11, 2007, we expressed an unqualified opinion on those consolidated financial statements and included an explanatory paragraph for the Company's adoption of Statement of Financial Accounting Standards No. 123(R). In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of October 29, 2006, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


/s/ ERNST & YOUNG LLP


New York, New York
September 6, 2007